Fourth Amendment to the
Campbell Soup Company
Supplemental Retirement Plan

WHEREAS, Campbell Soup Company (“Company”) previously established the Campbell Soup Company Supplemental Retirement Plan (the “Plan”) primarily to provide eligible executives of the Company and any designated subsidiary with an additional method of planning for retirement and other significant saving needs with respect to amounts deferred or vested after 2004;

WHEREAS, pursuant to Article IX of the Plan, the corporate officer in charge of Human Resources of the Company reserves the right to amend or terminate the Plan;

WHEREAS, the corporate officer in charge of Human Resources desires to amend the Plan to reflect certain new definitions under the Company’s 2022 Long-Term Incentive Plan recently approved by its shareholders (the “LTI Plan”) and thus, conform the Plan definitions with the LTI Plan and provide consistency across the entire organization to those employees affected in the future.

NOW, THEREFORE, BE IT:

RESOLVED, effective September 1, 2023, Article I, Section 1.26 is amended to read, in its entirety, as follows:

1.26 “LTIP” means any Employer long-term incentive plan, including but not limited to the Campbell Soup Company 2022 Long-Term Incentive Plan.

RESOLVED, effective September 1, 2023, Article IV, Section 4.2(b) is amended to read, in its entirety, as follows:

(b) Involuntary Termination by the Company without Cause. If a Participant is terminated by the Company without Cause and the Participant has completed at least five Years of Service but has not attained age 55, the Participant’s Executive Retirement Contributions (and earnings thereon) shall be 20% vested. For this purpose, “Cause” means (i) the definition of “Cause” as set forth in any individual employment agreement applicable to such Participant, or (ii) in the case of a Participant who does not have an individual employment agreement that defines Cause, then “Cause” means the termination of a Participant’s employment by reason of his or her (1) engaging in gross misconduct that is injurious to the Company and/or any of its subsidiaries the majority of the voting stock of which is owned directly or indirectly by the Company (hereinafter, the “Campbell Group”), monetarily or otherwise, (2) material breach by the Participant of the Company’s Code of Business Conduct and Ethics or the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as applicable, as such codes may be amended from time to time (or any successor policies thereto), (3) misappropriation of funds, (4) willful misrepresentation to the directors or officers of the Campbell Group, (5) gross negligence in the performance of the Participant’s duties having an adverse effect on the business, operations, assets, properties or financial condition of the Campbell Group, (6) conviction of a crime involving moral turpitude, or (7) material breach of any employment agreement between the Participant and a member of the Campbell Group or any confidentiality, intellectual property, non-solicitation, non-competition or similar restrictive covenant in any agreement between the Participant and a member of the Campbell Group. The determination of whether a Participant’s employment was terminated for Cause shall be made by the Plan Administrator in its sole discretion.

RESOLVED, effective September 1, 2023, Article X, Sections 10.2 and 10.3 are amended to read, in their entirety, as follows:

10.2 Definition of Change in Control. For purposes of the Plan “Change in Control” shall mean any of the following events:

(a)The acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), provided, however, that for purposes of this Section 10.2(a), the Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person’s Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

(b)The individuals who, as of November 30, 2022, are members of the Board (the “Incumbent Board”), cease for any reason to constitute more than fifty percent of the Board; provided, however, that if the election, or nomination for election by the Company’s holders of shares of Campbell Stock (hereinafter, the “Shareholders”), of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(c)The consummation of a merger or consolidation involving the Company if the Shareholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation; or

(d)Approval by Shareholders of the Company of a complete liquidation or dissolution of the Company or the consummation of a sale or other disposition (in one transaction or a series of related transactions) of more than fifty percent (50%) of the assets of the Company; or

(e)The consummation of a share exchange transaction whereby the Shareholders of the Company, immediately before such transaction, do not own, directly or indirectly immediately following such transaction, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such transaction.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because twenty-five percent (25%) or more of the then outstanding Voting Securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries the majority of the voting stock of which is owned directly or indirectly by the Company, (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the Shareholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition, (iii) any “Grandfathered Dorrance Family Shareholder” (as hereinafter defined) or (iv) any Person who has acquired such Voting Securities directly from any Grandfathered Dorrance Family Shareholder but only if such Person has executed an agreement which is approved by two-thirds of the Board and pursuant to which such Person has agreed that he (or they) will not increase his (or their) Beneficial Ownership (directly or indirectly) to 30% or more of the outstanding Voting Securities (the “Standstill Agreement”) and only for the period during which the Standstill Agreement is effective and fully honored by such Person. For purposes of this Section 10.2, “Grandfathered Dorrance Family Shareholder” shall mean at any time a “Dorrance Family Shareholder” (as hereinafter defined) who or which is at the time in question the Beneficial Owner solely of (v) Voting Securities Beneficially Owned by such individual on January 25, 1990, (w) Voting Securities acquired directly from the Company, (x) Voting Securities acquired directly from another Grandfathered Dorrance Family Shareholder, (y) Voting Securities which are also Beneficially Owned by other Grandfathered Dorrance Family Shareholders at the time in question, and (z) Voting Securities acquired after January 25, 1990 other than directly from the Company or from another Grandfathered Dorrance Family Shareholder by any “Dorrance Grandchild” (as hereinafter defined) provided that the aggregate amount of Voting Securities so acquired by each such Dorrance Grandchild shall not exceed five percent (5%) of the Voting Securities outstanding at the time of such acquisition. A “Dorrance Family Shareholder” who or which is at the time in question the Beneficial Owner of Voting Securities which are not specified in clauses (v), (w), (x), (y) and (z) of the immediately preceding sentence shall not be a Grandfathered Dorrance Family Shareholder at the time in question. For purposes of this Section 10.2, “Dorrance Family Shareholders” shall mean individuals who are descendants of the late Dr. John T. Dorrance, Sr. and/or the spouses, fiduciaries and foundations of such descendants. A “Dorrance Grandchild” means as to each particular grandchild of the late Dr. John T. Dorrance, Sr., all of the following taken collectively: such grandchild, such grandchild’s descendants and/or the spouses, fiduciaries and foundations of such grandchild and such grandchild’s descendants.

Moreover, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

Notwithstanding anything contained in this Plan to the contrary, with respect to any portion of the Participant’s Account Balance that is subject to Section 409A of the Code and any payments or settlement of Account Balance that will accelerate upon a Change in Control, no event set forth in this Plan or other agreement applicable to a Participant or in clauses (a)-(e) of this Section 10.2 shall constitute a Change in Control for purposes of the Plan unless such event also constitutes a “change in ownership”, “change in effective control” or “change in the ownership of a substantial portion of the company’s assets” as defined under Section 409A of the Code and the regulations and guidance promulgated thereunder.

Notwithstanding anything contained in this Plan to the contrary, if a Participant’s employment is terminated by the Company without Cause within one year prior to a Change in Control and such termination (i) was at the request of a third party who effectuates a Change in Control or (ii) otherwise occurred in connection with or in anticipation of, a Change in Control, then for purposes of this Article X only, the date of a Change in Control shall mean the date immediately prior to the date of such Participant’s termination of employment.

For purposes of this Article X only, with respect to any Participant, (i) “Cause” shall be defined as set forth in any individual agreement applicable to a Participant, or (ii) in the case of a Participant who does not have an individual agreement that defines Cause, then Cause shall mean the termination of a Participant’s employment by reason of his or her (A) conviction of a felony or (B) engaging in conduct which constitutes willful gross misconduct which is demonstrably and materially injurious to the Campbell Group, monetarily or otherwise. No act, nor failure to act, on the Participant’s part, shall be considered “willful” unless he or she has acted, or failed to act, with an absence of good faith and without a reasonable belief that his or her action or failure to act was in the best interest of the Campbell Group.

10.3 Definition of “Termination Following A Change in Control”. For purposes of the Plan, “Termination Following a Change in Control” means a termination of employment:

(a) initiated by the employer of the Participant,

(b) initiated by the Participant for “Good Reason” as defined as set forth in any individual agreement applicable to the Participant, or

(c) in the case of a Participant who does not have an individual agreement that defines “Good Reason,” initiated by the Participant following one or more of the following events:

(i) a reduction in the Participant’s base salary or any failure to pay the Participant any compensation or benefits to which he or she is entitled within thirty (30) days of the date due;
(ii) the Campbell Group’s requiring the Participant to be based at any place outside a 50-mile radius from his or her site of employment prior to the Change in Control, except for reasonably required travel on the Campbell Group’s business which is not greater than such travel requirements prior to the Change in Control;
(iii) the failure by the Campbell Group to provide the Participant with compensation and benefits, in the aggregate, substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under compensation or employee benefit plans, programs and practices as in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater);
(iv) any purported termination of the Participant’s employment for Cause which does not comply with the requirements of the definition of “Cause” as set forth in Section 10.2; or
(v) the failure of the Company to obtain an agreement from any successor or assign of the Company to assume and agree to perform the Plan.

IN WITNESS WHEREOF, this instrument has been executed on August 31, 2023.

Campbell Soup Company

By: /s/ Diane Johnson May
Diane Johnson May
EVP & Chief Human Resources Officer